Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 16, 2011

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806
	Conference call:	5 p.m. EDT
Monday, May 16, 2011
(866) 802-4324

Urban Outfitters Reports Q1 Results

PHILADELPHIA, PA May 16, 2011 (GLOBENEWSWIRE) — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, BHLDN, Terrain and Urban Outfitters brands today announced net income of $39 million or earnings per diluted share of $0.23 for the three months ended April 30, 2011.

Total Company net sales rose by 9% over the same quarter last year to $524 million. Comparable retail segment net sales, which include our direct-to-consumer channels, decreased 1% for the quarter while comparable store net sales decreased 5% for the quarter. Comparable retail segment net sales at Free People and Urban Outfitters increased 30%, and 1%, respectively while comparable retail segment net sales at Anthropologie decreased 6% for the quarter. Direct-to-consumer comparable net sales increased 15% and wholesale segment net sales rose 22% for the quarter.

“I am confident that we are on the right course to bring our business back to its high standards,” said Chief Executive Officer, Glen T. Senk. “I am encouraged by the progress each of the brands have made and anticipate improvements to occur gradually during the balance of this fiscal year,” finished Senk.

Net sales by brand and channel for the three month periods were as follows:

	Three Months Ended April 30,
	(in thousands)
	2011	2010
Net sales by brand
Urban Outfitters	$235,328	$210,503
Anthropologie	228,548	224,677
Free People	51,751	40,569
Other	8,392	4,212

Total Company	$524,019	$479,961

Net sales by channel
Retail Stores	$391,164	$368,541
Direct-to-consumer	102,298	86,267

Retail Segment	493,462	454,808

Wholesale Segment	30,557	25,153

Total Company	$524,019	$479,961

For the first quarter ended April 30, 2011, gross profit margin percentage declined by 493 basis points versus the prior year’s comparable period. This decline was primarily due to increased merchandise markdowns to clear slow moving inventory primarily associated with women’s apparel at both Anthropologie and Urban Outfitters and a non-recurring loss associated with the sell-off of Leifsdottir wholesale inventories during the current quarter.

As of April 30, 2011, total comparable retail segment inventories (which includes our direct-to-consumer channel) increased by 6% at cost while total comparable store inventory increased by 1% at cost. Total inventories grew by $42 million or 19%, on a year-over-year basis, primarily due to the acquisition of inventory to stock new retail stores, as well as, inventory to support growth in the direct-to-consumer channel.

For the first quarter ended April 30, 2011, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 96 basis points. This increase was primarily due to the deleveraging of store operating costs as a result of the negative comparable store net sales for the three months ended April 30, 2011. Additionally contributing to the deleverage in the quarter were investments in new technology, non-recurring transition costs associated with Leifsdottir and planned transition costs for our new distribution and fulfillment facilities in Europe.

On November 16, 2010, our Board of Directors approved a share repurchase program that authorized the repurchase of 10 million common shares subject to prevailing market conditions. During the quarter ended April 30, 2011, the Company repurchased and retired 4.8 million common shares for approximately $149 million. These repurchases completed the Company’s 2006 share repurchase program leaving 5.7 million shares available for repurchase under the 2010 share repurchase program.

During the three months ended April 30, 2011, the Company opened a total of 10 new stores including: 5 Free People stores, 2 Urban Outfitters stores and 3 Anthropologie stores.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 178 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 156 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 47 Free People stores, catalogs and website, 1 Terrain garden center and website and a BHLDN website as of April 30, 2011.

Management’s first quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss first quarter results and will be web cast at 5:00 pm. EDT at: http://investor.urbn.com/phoenix.zhtml?c=115825&p=irol-irhome

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, and continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended April 30,
	2011	2010

Net sales	$524,019	$479,961
Cost of sales, including certain buying, distribution and occupancy costs	330,654	279,175

Gross profit	193,365	200,786
Selling, general and administrative expenses	134,529	118,575

Income from operations	58,836	82,211
Other income, net	1,365	423

Income before income taxes	60,201	82,634
Income tax expense	21,577	29,677

Net income	$38,624	$52,957

Net income per common share:
Basic	$0.24	$0.31

Diluted	$0.23	$0.31

Weighted average common shares and common share equivalents outstanding:
Basic	162,407,330	168,852,072

Diluted	165,293,594	172,819,037

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	63.1	58.2

Gross profit	36.9	41.8
Selling, general and administrative expenses	25.7	24.7

Income from operations	11.2	17.1
Other income, net	0.3	0.1

Income before income taxes	11.5	17.2
Income tax expense	4.1	6.2

Net income	7.4%	11.0%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30, 2011	January 31, 2011	April 30, 2010

Assets
Current assets:
Cash and cash equivalents	$242,087	$340,257	$259,348
Marketable securities	68,688	116,420	323,910
Accounts receivable, net of allowance for doubtful accounts of $1,078, $1,015 and $1,220, respectively	46,539	36,502	35,448
Inventories	264,278	229,561	221,984
Prepaid expenses, deferred taxes and other current assets	77,826	81,237	79,840

Total current assets	699,418	803,977	920,530

Property and equipment, net	601,249	586,346	548,575
Marketable securities	333,946	351,988	189,467
Deferred income taxes and other assets	57,774	52,010	49,606

Total Assets	$1,692,387	$1,794,321	$1,708,178

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$109,444	$82,904	$100,439
Accrued expenses, accrued compensation and other current liabilities	100,690	128,120	96,738

Total current liabilities	210,134	211,024	197,177

Deferred rent and other liabilities	169,773	171,749	150,855

Total Liabilities	379,907	382,773	348,032

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 159,667,925, 164,413,427 and 169,376,345 issued and outstanding respectively	16	17	17
Additional paid-in-capital	—	27,603	198,702
Retained earnings	1,317,037	1,394,190	1,174,189
Accumulated other comprehensive loss	(4,573)	(10,262)	(12,762)

Total Shareholders’ Equity	1,312,480	1,411,548	1,360,146

Total Liabilities and Shareholders’ Equity	$1,692,387	$1,794,321	$1,708,178